AMENDMENT NO 1. TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT ("Amendment") is made and entered into as of this 16th of June, 2005 by and between Mobilepro Corp. a Delaware corporation (“Mobilepro”) and Geoffrey B. Amend (“Amend”).

WHEREAS, Mobilepro and Amend entered into that certain Employment Agreement on November 1, 2004 (“Agreement”); and

WHEREAS, Mobilepro and Amend mutually desire to amend certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment No. 1. Section 1 of the Agreement shall be deleted in its entirety and replaced with the following language:

The Company will employ Mr. Amend, and Mr. Amend will serve the Company, under the terms of this Agreement commencing November 1, 2004 (the “Commencement Date”) for a term of twenty-nine (29) months unless earlier terminated under Section 4 hereof. The period of time between the commencement and the termination of Mr. Amend’s employment hereunder shall be referred to herein as the “Employment Period.”

2. Amendment No. 2. Amend hereby acknowledges and agrees that no bonus it due to Amend for the period from November 1, 2004 through March 31, 2005. Mobilepro and Amend hereby agree that the bonus calculation under Paragraph 3(d)(i) shall reset as of April 1, 2005 and run, for the first year, through March 31, 2006.

3. Amendment No. 3. Section 3(a) of the Agreement shall be deleted in its entirety and replaced with the following language:

(a) Salary. During the Employment Period the Company shall pay to Mr. Amend, as compensation for the performance of his duties and obligations under this Agreement, a base salary of Fifteen Thousand Dollars ($15,000) per month, payable semi-monthly, beginning May 15, 2004.

4. Amendment No 4. The following new language shall be inserted at the end of Section 3(e):

In addition to the foregoing, as partial consideration for entering into this Agreement, the Company hereby grants Mr. Amend additional warrants to acquire one million five hundred thousand (1,500,000) shares of the Company’s common stock at an exercise price or $0.15 per share (the “Warrants”). The Warrants shall vest ratably over the remaining term of the Employment Period, or immediately if Mr. Amend’s employment is terminated without cause or for good reason (as described in Section 4 hereof) or, due to a change in control, sale of a majority of the common stock or substantially all of the assets of the Company or merger of the Company into or with another company (unless such company is less than ninety percent (90%) of the size (measured by market value) of the Company) or reverse merger with another company.

5. Other Changes. It is understood and agreed by the parties hereto that all other provisions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

MOBILEPRO CORP.

By______________________________________
Jay O. Wright, Chief Executive Officer

“Mobilepro”

GEOFFEY B. AMEND

_________________________________

“Amend”